CONSENT OF WASSERSTEIN PERELLA & CO., INC.

     We hereby consent to the use of our name under the caption 'Management-- Treatment of ACORN Options' in the Information Statement included as Annex D to the Prospectus of Southwestern Bell Corporation, which Prospectus is part of the Registration Statement on Form S-4 of Southwestern Bell Corporation. By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term 'expert' as used in, or that we come within the category of persons whose consent is required under, the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

                                            WASSERSTEIN PERELLA & CO., INC.

                                            By: /s/ Larry Grafstein

New York, New York
July 28, 1994